EXHIBIT 99.1

Qumu Software Builds Strong Market Momentum During First Quarter 2014

Software Contracted Commitments Up 226%; Contracted Commitment Backlog Sets New
Record at $27 Million

Management Increases Outlook for 2014 Software Contracted Commitment Growth

Conference Call Today at 4:30 p.m. ET

Minneapolis, MN – April 28, 2014 – Qumu Corporation (NASDAQ: QUMU) today reported its financial results for the first quarter ended March 31, 2014. Software contracted commitments for the quarter set another new quarterly record and increased 226% from the first quarter of 2013 to $14.2 million for the first quarter of 2014. Software contracted commitment backlog grew 62% from the end of 2013 to $27 million at March 31, 2014, another Company record.

Qumu software revenues for the first quarter 2014 were $3.9 million, as compared with $4.3 million during the first quarter of 2013. Rimage disc publishing revenues were $14.9 million during the first quarter of 2014 versus $15.1 million for the year ago period. Total revenues for the first quarter of 2014 were $18.8 million, within management’s guidance of $18 to $20 million, as compared to $19.5 million for the year ago period.

On April 24, 2014, Qumu announced that it had entered into a definitive agreement to sell its Rimage disc publishing operations to Redwood Acquisition, Inc., a wholly owned subsidiary of Equus Holdings, Inc. in an all cash transaction valued at $23 million, subject to certain adjustments. Subject to various conditions, the transaction is expected to close by July 31, 2014. The proposed transaction is estimated to provide Qumu with approximately $19 to $20 million in net cash after closing expenses, post-closing adjustments, taxes and the assumed return of the $2.3 million, 15 month escrow.

Qumu Software First Quarter Highlights

•	Contracted commitments for the first quarter of 2014 were a record $14.2 million, an increase of 45% from the prior quarter and previous quarterly record of $9.8 million. Contracted commitments were $4.4 million in the first quarter of 2013.
•	Backlog increased to a record $27 million at March 31, 2014, exceeding the previous record by $10.3 million. Backlog at December 31, 2013 was $16.7 million and $10.7 million at the end of September 2013.
•	Software revenues were $3.9 million, down 10% from $4.3 million in the first quarter of 2013 due to revenue recognition timing of contracted commitments. Software revenue will vary quarter to quarter based on the type of contract Qumu enters into with each customer. Perpetual contracts generally result in revenue recognized closer to contract commitment date while term–based contracts result in most of the revenue recognized over the period of the contract. The majority of contracted commitments from the fourth quarter 2013 and the first quarter 2014 were term-based contracts that result in a high proportion of those contracted commitments to be recognized into revenue over future quarters. This significant shift in the mix of software contracts dampened first quarter revenue growth.

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Sherman L. Black, president and CEO, said, “Our software business continues to build solid momentum in the market. For two consecutive quarters we have established new achievement levels for both contracted commitments and backlog and we believe that this growth will translate into substantially improved software revenues and profitability over the next several quarters. We continue to expand our software customer base and during the first quarter signed six new customers including two major global technology companies and a large U.S. healthcare delivery institution. Our success in the quarter continues to provide a proof point of our product differentiation around secure video delivery, breadth of enterprise integrations, flexible cloud and on-premise deployments, and rich mobile applications.”

Qumu Corporation First Quarter Financial Highlights

•	Disc publishing revenues in the first quarter of 2014 totaled $14.9 million versus $15.1 million during the first quarter of 2013.
•	Total company gross margin for the first quarter of 2014 was 45.6% compared with 47.4% in the first quarter of last year. The decrease in the margin was primarily due to a decline in software gross margins to 35.4% as compared to 60.1% in the first quarter of 2013. The decline in software gross margin was due to less revenue from perpetual software contracts compared to the prior year and increased customer support and professional services costs required to support deployment of recently acquired software contracts.
•	Total company operating expenses in the first quarter were $12.7 million, down approximately 4% from the first quarter of 2013. Operating expenses declined due to a decrease in disc publishing operating expenses primarily resulting from reductions in R&D and sales and marketing expenses totaling $1.2 million, with the decline in disc publishing operating expense partially offset by a $0.7 million increase in software’s operating expenses resulting from an increase in sales and marketing expenses. Transaction expenses from the recently announced sale of the disc publishing business were $0.2 million in the first quarter of 2014.
•	Net loss for the first quarter 2014 was $3.9 million, or $(0.45) per share. The net loss in last year’s first quarter was $4.0 million, or $(0.46) per share. Cash and marketable securities at March 31, 2014 totaled $46.5 million, down from $51 million as of December 31, 2013 due to the payment of short and long term incentives earned during 2013 and continued investment in the growth of the software business, which was partially off-set by cash flow from the disc publishing operations.

“The proposed transaction to sell our disc publishing operation, which we announced last week, will secure the value and eliminate the risk of reduced future cash flows from our disc publishing business related to technology obsolescence. Also, the proposed transaction will enable Qumu to concentrate our efforts and resources on the significant growth opportunity we are building for our proprietary enterprise video content management software business. With a single focus on the growing software business, we have the potential to achieve improved value for our shareholders,” Mr. Black concluded.

Updated Financial Guidance

For 2014, the Company now expects software contracted commitments to increase 40% to 50% compared to 2013 and compared to previous guidance of 30% to 50%. Management believes that software revenues will increase over the next few quarters as more of the term license revenue from the strong fourth quarter 2013 and first quarter 2014 contracted commitments is recognized. The Company continues to anticipate growth in its software revenues of at least 30% over 2013 revenues.

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The Company defines contracted commitments as the dollar value of signed customer purchase commitments.

Earnings per Share Reconciliation

First Quarter 2014

GAAP earnings (loss) per share	$(0.45)

Impact of amortization of intangibles	$0.04

Transaction expenses	$0.02

Non-GAAP earnings (loss) per share	$(0.39)

First Quarter 2013

GAAP earnings (loss) per share	$(0.46)

Impact of amortization of intangibles	$0.04

Non-GAAP earnings (loss) per share	$(0.42)

Note to reconcile non-GAAP financial measures to GAAP

Management believes non-GAAP financial information provides meaningful supplemental information regarding the Company’s financial performance by excluding the amortization of the Qumu software acquisition intangibles and expense associated with the sale of the disc publishing business that may not be indicative of the core business operating results. Management believes that this additional financial information is useful to management and investors in assessing the Company’s historical and future performance.

Conference Call

The Company has scheduled a conference call and webcast to review its first quarter results today, April 28, 2014 at 4:30 p.m. Eastern Time. The dial-in number for the conference call is 800-762-8779 for domestic participants and 480-629-9645 for international participants. Investors can also access a webcast of the live conference call by linking through the investor relations section of the Qumu website, www.qumu.com. Webcasts will be archived on Qumu’s website.

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Forward-Looking Statements

This press release contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Any statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the foregoing, words such as “may,” “will,” “expect,” “believe,” “anticipate,” or “estimate” or comparable terminology are intended to identify forward-looking statements. Such forward-looking statements include, for example, statements about: the Company’s future revenue and operating performance, future product mix or the timing of recognition of revenue, the demand for the Company’s products or software, the effect of changes in technology, the development and marketing of new products, or risks relating to the proposed sale of the disc publishing business, including the risk that a condition to closing of the transaction may not be satisfied, including shareholder approval and receipt of financing by the buyer; the possibility that competing offers for the disc publishing assets may be made; the risk that the transaction will not be consummated within the expected time period; the effects of disruption from the transaction making it more difficult to maintain relationships with employees, customers, suppliers and other business partners of both the disc publishing and software businesses; risks related to Qumu’s ability to operate its retained software business following the closing; and the challenges associated with transitioning the software business and disc publishing business to separate, stand alone operations following closing. . The statements made by the Company are based upon management’s current expectations and are subject to certain risks and uncertainties that could cause the actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties include the risk factors described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013 and other factors set forth in the Company’s filings with the Securities and Exchange Commission.

Important Transaction Information

In connection with the proposed sale of the disc publishing business, Qumu will file a proxy statement with the SEC. Shareholders and investors are advised to read the proxy statement when it becomes available because it will contain important information about the transaction and the Company. Shareholders and investors may obtain a free copy of the proxy statement (when available) and other documents filed by Qumu with the SEC at the SEC’s web site at www.sec.gov. Free copies of the proxy statement, once available, and the Company’s other filings with the SEC, may also be obtained at www.qumu.com by following the Quick Link for “Investors” and then following the link to “SEC Filings.” Free copies of Qumu’s filings may be obtained by directing a written request to Qumu Corporation, 7725 Washington Avenue, Minneapolis, Minnesota 55439, Attention: James R. Stewart or by telephone at 952-683-7900.

Participants in the Solicitation

Qumu and its directors, executive officers and other members of its management may be deemed to be soliciting proxies from the Company’s shareholders in favor of the transaction. Investors and shareholders may obtain more detailed information regarding the direct and indirect interests in the transaction of persons who may, under the rules of the SEC, be considered participants in the solicitation of Qumu’s shareholders in connection with the transaction by reading the preliminary and definitive proxy statements regarding the transaction, which will be filed with the SEC. Information about the Company’s directors and executive officers may be found in the Company’s definitive proxy statement for its 2014 Annual Meeting of Shareholders filed with the SEC on April 15, 2014. These documents are available free of charge once available at the SEC’s web site at www.sec.gov or by directing a request to the Company as described above.

About Qumu

Qumu Corporation (NASDAQ: QUMU) provides the tools businesses need to create, manage, secure, distribute and measure the success of their videos. Qumu’s innovative solutions release the power in video to engage and empower employees, partners and clients. Qumu helps thousands of organizations around the world realize the greatest possible value from video and other rich content they create and publish. Whatever the audience size, viewer device or network configuration, Qumu solutions are how business does video. Additional information can be found at www.qumu.com.

Investor Contacts:

James Stewart, CFO

Qumu Corporation

952/683-7878

Leigh Salvo/Doug Sherk

EVC Group

415/652-9100

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QUMU CORPORATION

Selected Consolidated Financial Information

(In thousands except per share data)

(Unaudited)

Consolidated Statements of Operations Information:

	Three months ended March 31,
	2014	2013

Revenues	$18,792	$19,496
Cost of revenues	10,230	10,262
Gross profit	8,562	9,234
Operating expenses:
Research and development	2,708	3,357
Selling, general and administrative	9,863	9,716
Amortization of purchased intangibles	157	157
Total operating expenses	12,728	13,230
Operating loss	(4,166)	(3,996)
Other expense, net	189	(97)
Loss before income taxes	(3,977)	(4,093)
Income tax benefit	(49)	(54)
Net loss	(3,928)	(4,039)
Net loss attributable to
noncontrolling interest	—	62
Net loss attributable to Qumu	$(3,928)	$(3,977)

Net loss per basic and diluted share	$(0.45)	$(0.46)

Basic and diluted weighted
average shares outstanding	8,700	8,679

Non-Cash Charges Included in Consolidated Statements of Operations Information:

	Three months ended March 31,
	2014	2013

Depreciation	$338	$540
Amortization of intangibles
Cost of revenues	194	192
Amortization of purchased intangibles	157	157
Equity compensation
Cost of revenues	29	42
Research and development	74	162
Selling, general and administrative	323	348

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Consolidated Balance Sheet Information:

	Balance as of
	March 31,	December 31,
	2014	2013

Cash and marketable securities	$46,508	$50,958
Receivables	12,567	12,236
Inventories	4,591	4,102
Total current assets	69,102	71,749
Property and equipment, net	5,337	5,419
Total assets	86,064	89,146
Current liabilities	23,133	23,028
Long-term liabilities	3,726	3,537
Qumu stockholders’ equity	59,205	62,581

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